EXHIBIT 4


FORM OF CONTRACT
THE TRAVELERS LIFE AND ANNUITY COMPANY
ONE TOWERSQUARE -- HARTFORD CT -- 06183

A STOCK COMPANY





We are pleased to provide You the benefits of this annuity contract. Please read all the attached forms carefully.











This contract is issued in consideration of the Purchase Payment. It is subject to the terms and conditions stated on the attached pages, all of which are a part of it.







Executed at Hartford, Connecticut









Chairman











This is a legal contract between You and Us
PLEASE READ YOUR CONTRACT CAREFULLY.

SINGLE PREMIUM INDIVIDUAL MODIFIED GUARANTEED ANNUITY CONTRACT

TAX QUALIFIED

ELECTIVE OPTIONS   NON--PARTICIPATING


THE CASH SURRENDER VALUE MAY INCREASE OR DECREASE IN ACCORDANCE
WITH THE MARKET VALUE ADJUSTMENT FORMULA ON THE CONTRACT SPECIFICATIONS PAGE. THE CASH SURRENDER VALUE IS AVAILABLE WITHOUT APPLICATION OF
THE MARKET VALUE ADJUSTMENT AT THE END OF A GUARANTEE PERIOD.

TABLE OF CONTENTS





Contract Specifications                                  Page 3

Definitions                                              Page 4

Purchase Payment                                         Page 5

Contract Control Provisions                              Page 5

Crediting of Interest and Guarantee Periods              Page 6

Market Value Adjustment                                  Page 7

Transfer Between Guarantee Periods                       Page 7

Termination Provisions                                   Page 7

Settlement Provisions                                    Page 8

General Provisions                                       Page 10


  Any Riders or Endorsements follow the Life Annuity Tables.

CONTRACT SPECIFICATIONS

CONTRACT OWNER         JOHN DOE    JANE DOE                    ANNUITANT

CONTRACT NUMBER        SPECIMEN    06/01/94                CONTRACT DATE

MONTHLY LIFE ANNUITY               06/01/24    ANNUITY COMMENCEMENT DATE
________________________________________________________________________

PURCHASE PAYMENT/TERMINATION AMOUNTS

Minimum Purchase Payment Amount:         $5,000

Maximum Purchase Payment Amount:         $1,000,000
                                         unless we consent to a larger amount

Termination Amount                       $2000



Market Value Adjustment:
- ------------------------

A Market Value Adjustment will be applied when a surrender occurs prior to the end of a Guarantee Period.The Market Value Adjustment is the difference between the Account Value and the Market Adjusted Value.

Market Adjusted Value = Maturity        1        t/365

                        Value      x

                                      1 + ic

ic =the current Guaranteed Interest Rate (straight line interpolation between whole years) that we are then crediting for a Guarantee Period of t days on this class of contract(s).

t = the number of days remaining in the Guarantee Period.



Surrender Charge:
- -----------------

During the first seven years after a Purchase Payment is applied under the contract, a surrender charge will be deducted from any amount surrendered. This charge is a percentage of the Cash Value surrendered from a contract.



CONTRACT YEARS SINCE PAYMENT APPLIED                      SURRENDER CHARGE
- ------------------------------------                      ----------------


           1                                                        7%

           2                                                        6%

           3                                                        5%

           4                                                        4%

           5                                                        3%

           6                                                        2%

           7                                                        1%

      THEREAFTER                                                    0%

NOTE: A surrender charge applies on all dates (except those at the end of a three to ten year Guarantee Period) occuring during the first seven years after a Purchase Payment is applied.

No surrender charge will apply at the end of a Guarantee Period of at least three years or at the end of a Guarantee Period of one or two years after the third Contract Year.

Free Partial Withdrawal Amount:
- -------------------------------

Interest earned in the previous Contract Year may be withdrawn without a Market Value Adjustment or surrender charge.

Automatic Renewal Guarantee Period:
- -----------------------------------

A one year Guarantee Period.

<MU>Guarantee Period Transfer Amount:
- -------------------------------------

$0.

                             DEFINITIONS
(a) ACCOUNT VALUE - The sum of the Purchase Payment and all interest earned to that date less the sum of all partial surrenders, surrender charges, and applicable Premium Tax deducted to that date.

(b) ANNUITANT - The person on whose life this contract is issued.

(c) ANNUITY COMMENCEMENT DATE - The date shown on the Contract
    Specifications page.

(d) BENEFICIARY(IES) - The person(s) entitled to receive benefits after the death of the Annuitant or the Contract Owner.

(e) CASH SURRENDER VALUE - The Cash Value less surrender charges and any applicable Premium Tax.

(f) CASH VALUE - The Account Value at the end of a Guarantee
    Period or the Market Adjusted Value before the end of a Guarantee Period.

(g) CONTRACT DATE - The date shown on the Contract Specifications page. Contract Years are measured from the Contract Date.

(h) Contract Owner - The owner of the contract.

(i) CONTRACT YEAR - The twelve month period beginning with the Contract Date.

(j) DUE PROOF OF DEATH - A copy of a certified death certificate;
    a copy of a certified decree of a court of competent jurisdiction as to the finding of death; a written statement by a medical doctor who attended the deceased; or any other proof satisfactory to the Company.

(k) GUARANTEED INTEREST RATE - The annual effective interest rate credited to a Purchase Payment during the Guarantee Period as described in the Crediting of Interest and Guarantee Periods section.

(l) GUARANTEE PERIOD - The period for which either an initial or subsequent Guarantee Interest Rate is credited.

(m) MARKET ADJUSTED VALUE - Reflects the relationship between the current Guaranteed Interest Rate for the duration remaining in the Guarantee Period on the Surrender Date, and the Guaranteed Interest Rate then applicable in the Contract.

(n) MARKET VALUE ADJUSTMENT - The difference between the Account Value and the Market Adjusted Value.

(o) MATURITY VALUE - The accumulated value of a Purchase Payment at the Guaranteed Interest Rate at the end of the Guarantee
    Period selected less any partial surrenders, surrender charges, and applicable Premium Tax previously deducted.

(p) OUR OFFICE - The home office of The Travelers Life and Annuity Company located at One Tower Square, Hartford, Connecticut. All correspondence concerning this contract should be sent to the attention of Annuity Services.

(q) SURRENDER DATE - The date We receive Your Written Request for a surrender or the date You request the surrender to be effective, if later.

(r) WE, US, OUR - The Travelers Life and Annuity Company.

(s) WRITTEN REQUEST - A written form satisfactory to Us and received at Our Office.

(t) YOU, YOUR - The Contract Owner. The Contract Owner is the person or entity named as such on the Contract Specifications page.

                          PURCHASE PAYMENT

PURCHASE PAYMENT - The Purchase Payment is shown on the Contract
Specifications page. The Purchase Payment is payable at Our Office.
We reserve the right to limit the amount of the Purchase Payment which will be accepted.

PREMIUM TAX - The amount of tax, if any, charged by the state or municipality on a Purchase Payment, on the Cash Value upon surrender, or on the amount applied to elect an annuity. We will deduct any applicable Premium Tax from the Cash Value either upon death, surrender, annuitization or at the time the Purchase Payment is made, but no earlier than when We have a tax liability under state law.



                    CONTRACT CONTROL PROVISIONS

ALLOCATION OF PURCHASE PAYMENT

The Purchase Payment (less applicable Premium Tax, if any) will be allocated to an account established by Us for the Contract Owner(s) of those contracts. A Contract Owner's Account Value will be determined in accordance with the terms of this contract.

OWNER

This contract belongs to the Contract Owner shown on the Contract
Specifications page. As Contract Owner, you have sole power during the Annuitant's lifetime to exercise any rights and to receive all benefits given in this contract provided You have not named an irrevocable Beneficiary and provided the contract is not assigned.

You will be the recipient of all payments while the Annuitant is alive unless you direct them to an alternate recipient under a recorded payment direction. An alternate recipient under a payment direction does not become the Contract Owner. A payment direction is revocable by you at any time by Written Request giving 30 days advance notice.

CREDITOR CLAIMS

To the extent permitted by law, no right or benefit of the Contract Owner or Beneficiary under this contract is subject to the claims of creditors or to any legal process except as may be provided by an assignment.

BENEFICIARY

The Beneficiary is the party named in a Written Request. The Beneficiary has the right to receive any remaining contractual benefits upon the death of the Annuitant, or under certain circumstances, upon the death of the Contract Owner. If there is more than one Beneficiary surviving the Annuitant, the Beneficiaries will share equally in benefits unless different shares are recorded with Us in a Written Request prior to the death of the Annuitant.

Unless an irrevocable Beneficiary has been named, you have the right to change any Beneficiary by Written Request during the lifetime of the Annuitant and while the contract continues.

Once a change in Beneficiary is recorded by Us, it will take effect on that date or on the date requested, if later subject to any payment made or other actions taken by Us before the recording.

If no Beneficiary has been named by You, or if no Beneficiary is living when the Annuitant dies, the interest of any Beneficiary will pass:

(a) if You are living, to You; or

(b) if You have died, to Your estate.

ANNUITANT

The Annuitant is the individual shown on the Contract Specifications page on whose life the first annuity payment is made. The Annuitant may not be changed after the Contract Date.

             CREDITING OF INTEREST AND GUARANTEE PERIODS

The Purchase Payment (less surrenders made and less applicable Premium Tax, if any) will earn interest at the initial Guaranteed Interest
Rate during the initial Guarantee Period. All interest earned will be credited daily. This compounding effect is reflected in the Guaranteed Interest Rates.

Within 60 days of the end of any Guarantee Period, We will notify the Contract Owner about selecting a subsequent Guarantee Period. If no election is made, the Automatic Renewal Guarantee Period as stated on the Contract Specifications page will commence, unless the Contract Owner has:

(a) submitted a Written Request for a full surrender within 30 days prior to the end of the current Guarantee Period; or

(b) elected by Written Request a Guarantee Period of a different duration from among those offered by Us at any time within 30 days prior to the end of the current Guarantee Period; or

(c) selected a subsequent Guarantee Period that extends beyond the Annuity Commencement Date then in effect. In this case, We will automatically establish a subsequent Guarantee Period that will end nearest to the Annuity Commencement Date then in effect, unless the Contract Owner elects by Written Request a subsequent Guarantee Period of shorter duration.

At any time during the Automatic Renewal Guarantee Period, the Contract Owner may transfer to a Guarantee Period of a different duration without incurring a surrender charge or Market Value Adjustment.

The Account Value at the beginning of any subsequent Guarantee Period will be equal to the Account Value at the end of the Guaranteed Period just ending. The Account Value will earn interest at the subsequent Guaranteed Interest Rate during the subsequent Guarantee Period. This rate will be at least equal to the Guaranteed Interest Rate being credited to Purchase Payments for new contracts at the time the Guaranteed Interest Rate is determined.



                        MARKET VALUE ADJUSTMENT



This contract contains a Market Value Adjustment formula. The formula may result in upward or downward adjustments in the amount payable on any full or partial surrender made prior to the end of any Guarantee Period. Details of the Market Value Adjustment formula are described on the Contract Specifications page.

The Market Value Adjustment formula will not be applied when You submit a Written Request for:

(a) a full or partial surrender at the end of any Guarantee Period if We receive the request during the 30 day period preceding the end of such Guarantee Period; or

(b) any interest credited during the previous Contract Year.



               TRANSFER BETWEEN GUARANTEE PERIODS



Once each Contract Year after the first year, the Contract Owner may elect by Written Request to transfer out of the current Guarantee Period and into a Guarantee Period of a different duration. At that time, a new Guarantee Period will be established for the duration chosen by You, and the Account Value at the beginning of the new Guarantee Period will equal the Market Adjusted Value for the current Guarantee Period at the time of the transfer. We reserve the right to charge for any such transfer by reducing the Account Value at the beginning of the new
Guarantee Period by an amount not to exceed $50.00.

Surrender charges will continue to be based on the appropriate Contract Year as determined from the original Contract Date.

TERMINATION PROVISIONS

GENERAL SURRENDERS

Full and partial surrenders may be made under this contract at any time. A surrender charge may be assessed on surrenders as stated on the Contract Specifications page.

SPECIAL SURRENDERS

A full or partial surrender made at the end of a Guarantee Period may be subject to a surrender charge as set forth on the Contract
Specifications page. A Market Value Adjustment will not be applied. A request for a surrender at the end of a Guarantee Period must be received by Written Request during the 30 day period preceding the end of such Guarantee Period.

No surrender charges will apply at the end of a Guarantee
Period of at least three years or at the end of a Guarantee Period of one or two years after the third Contract Year.

In addition, if You notify Us by Written Request, We will send You any interest credited during the previous Contract Year. No surrender charge or Market Value Adjustment will be imposed on such interest payments.

TERMINATION AFTER THE ANNUITY COMMENCEMENT DATE

This contract may not be surrendered after the commencement of annuity payments.

PAYMENT UPON SURRENDER - DEFERRAL OF PAYMENT

We may defer payment of a partial or full surrender request for up to six months from the date of the request. If payment is deferred for more than 30 days from the date the request is received, We will pay interest of 3 1/2% on the amount deferred.

DEATH BENEFIT

If the Annuitant or Contract Owner dies prior to the Annuity Commencement Date, the death benefit will be payable to the Beneficiary as determined under the Control Provisions. The death benefit equals the Account
Value as of the date We receive written notification of Due Proof of Death.

The death benefit will be due and payable within a reasonable period of time (not to exceed 6 months) after the date of Our receipt of Due Proof of Death. The death benefit may be taken in one sum or under any of the settlement options then being offered by Us.



                        SETTLEMENT PROVISIONS

ANNUITY BENEFIT

On the Annuity Commencement Date, unless directed otherwise, We will apply the Cash Value or any part thereof less any applicable Premium Tax (subject to a $2000 minimum unless We consent to a lesser amount), to purchase the monthly income payments according to the Annuity Option elected. If the Annuity Commencement Date coincides with the end of any Guarantee Period, no Market Value Adjustment will be applied in the determination of the monthly income payments. No surrender charge will be applied upon annuitization.

You, or in the event You have not done so, the Beneficiary after the death of the Annuitant, may elect, in lieu of payment in one sum, any amount (but not less than $2000, unless We consent to a lesser amount) or part thereof due by Us under this contract to the Beneficiary will be applied under any of the options described below. Such election must be made within one year after the death of the Annuitant by written notice to Our Office.

In no event will the annuity benefit, at the time of its commencement, be less than that which would be provided by applying the greater of the Cash Value or 95 percent of what the Cash Value would be with no surrender charge, to purchase a single premium immediate annuity contract offered by Us or one of Our affiliates at the time to the same class of annuitants.

ELECTION OF ANNUITY OPTIONS

You may elect any of the Annuity Options described below or any other Annuity Option being offered by Us at the time of annuitization. In the absence of such election, the fourth option providing a joint and last survivor annuity will apply.

Election of any of these options must be made by Written Request received by Us at least 30 days prior to the date such election is to become effective.

DATE OF PAYMENT

The first payment under any option shall be made on the Annuity Commencement Date. Subsequent payments shall be made on the same day of each month in accordance with the manner of payment selected.

DEATH OF ANNUITANT

In the event of the death of the Annuitant while receiving annuity payments, the present values of the current dollar amount on the date of death of any remaining guaranteed number of payments will be paid in one sum to the Beneficiary unless other provisions have been made and approved by Us. However, if the Contract Owner was also the Annuitant, any method of distribution must provide that any amount payable as a death benefit will be distributed at least as rapidly as under the method of distribution in effect at the Contract Owner's death.

Calculations of such present value of the guaranteed payments remaining will be based on the interest rate that is used by Us to determine the amount of each certain payment.

ANNUITY OPTIONS

Option 1. Life Annuity - An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant.

Option 2. Life Annuity with 120, 180, or 240 Monthly Payments Certain
- - An annuity providing monthly income to the Annuitant for a guaranteed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the Annuitant shall live.

Option 3. Cash Refund Life Annuity - An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant provided that, at the death of the Annuitant, the Beneficiary will receive an additional payment equal to the excess, if any, of (a) over (b) where: (a) is the Cash Value applied on the Annuity Commencement Date under this option;
and (b) is the dollar amount of annuity payments already paid.

Option 4. Joint and Last Survivor Annuity - An annuity payable monthly during the joint lifetime of the Annuitant and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

Option 5. Payments for a Designated Period - An amount payable monthly for the guaranteed number of years selected which may be from 5 to 30 years.

Option 6. Annuity Proceeds Settlement Option - Proceeds from the death benefit's left with Us for a period not to exceed five years from the date of the Contract Owner's death prior to the Annuity Commencement Date. The proceeds will remain in the same Guarantee Period and continue to earn the same Guaranteed Interest Rate as at the time of death. If the Guarantee Period ends before the end of the five year period, the Beneficiary may elect a new Guarantee Period with a duration closest to but not to exceed the time remaining in the period of five years from the date of the Contract Owner's death. Full or partial surrenders may be made at any time. In the event of surrender the remaining Cash Value will equal the proceeds left with Us, minus any surrenders or applicable Premium Tax, plus any interest earned. A Market Value
Adjustment will be applied to all surrenders except those occurring at the end of a Guarantee Period. This option is only available to Beneficiaries.

ANNUITY TABLES

The attached tables show the dollar amount of the monthly payments for each $1000 applied under the five options. Under Option 1, Option 2 or Option 3, the amount of each payment will depend upon the age of the Annuitant at the time the first payment is due. Under Option 4, the amount of each payment will depend upon the ages of both payees at the time the first payment is due.

MINIMUM PAYMENT

The option elected must result in a payment of at least $20.00. If at any time payments are less that $20.00, We have the right to change the frequency to an interval resulting in a payment of at least $20.00. If any amount due is less than $20.00 per year, We may make other arrangements that are equitable to the Annuitant.


                                 GENERAL PROVISIONS



THE CONTRACT

The entire contract between You and Us consists of the contract and all attached pages.



CONTRACT CHANGES

The only way this contract may be changed is by a written endorsement signed by one of Our officers.



MISSTATEMENT

If Your or the Annuitant's date of birth was misstated, all benefits of this contract are what the Purchase Payment paid would have purchased at the correct age. Proof of the Annuitant's and Your ages may be filed at any time at the Our Office.



INCONTESTABILITY

We will not contest this contract from its Contract Date.



REQUIRED REPORTS

We will provide a report to You as often as required by law, but at least once in each Contract Year before the due date of the first annuity payment.



MORTALITY AND EXPENSES

Our actual mortality and expense experience will not affect the amount of any annuity payments or any other values under this contract.



NON-PARTICIPATING

This contract does not share in Our surplus earnings, so You will receive no dividends under it.



CONFORMITY WITH STATE AND FEDERAL LAWS

This contract is governed by the law of the state in which it is issued for delivery. Any paid-up annuity, Cash Surrender or death benefits that are available under this contract are not less than the minimum benefits required by the statutes of that state.

Upon receiving appropriate state approval, We may at any time make any changes, including retroactive changes, in this contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which We or You are subject.

                                   SINGLE PREMIUM

                   INDIVIDUAL MODIFIED GUARANTEED ANNUITY CONTRACT

                                    TAX QUALIFIED








                                  NON-PARTICIPATING







                                    ENDORSEMENTS

TAX SHELTERED ANNUITY QUALIFICATION RIDER



This endorsement is made a part of this contract in order to comply with Section 403(b) of the Internal Revenue Code. The following conditions, restrictions and limitations apply.

OWNERSHIP - NONTRANSFERABLE

You may not sell, assign, or discount this contract or pledge this contract as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person or organization other than to Us. This provision supersedes any provisions of the contract which may be inconsistent with it.

ELECTIVE DEFERRAL CONTRIBUTION LIMITS

In order to meet the qualification requirements of Code Section 403(b), elective deferral contributions may not exceed the limitations in effect under Code Section 402(g).

This rule is an individual limitation that applies to all elective deferral plans, contracts or arrangements in the aggregrate.

WITHDRAWAL RESTRICTIONS

To qualify as a contract which can defer compensation under a Code
Section 403(b) plan or arrangement, the withdrawal restrictions under Code Section 403(b)(11) must be met.

Withdrawals attributable to contributions made pursuant to a salary reduction agreement may be paid only upon or after attainment of age
59 1/2, separation from service, death, total or permanent disability
(as defined in Code Section 72(m)(7)) or in the case of hardship (as defined in the Treasury Regulations). The hardship exception applies only to the salary reduction contribution and not to any income attributable to such contribution.

These withdrawal restrictions apply to years beginning after December 31, 1988 but only with respect to assets other than those assets held as of the close of the last year beginning before January 1, 1989.

If contributions attributable to a custodial account described in
Section 403(b)(7) of the Code are transferred to this contract, the following conditions, restrictions and limitations apply.

Withdrawals attributable to these transferred contributions may be paid only upon or after attainment of age 59 1/2, separation from service, death, or total and permanent disability (as defined in Code
Section 72(m)(7)).

Withdrawals on account of hardship may be made only with respect to assets attributable to a custodial account as of the close of the last year beginning before January 1, 1989 and amounts contributed thereafter under a salary reduction agreement but not to any income attributable to such contributions.

MANDATORY DISTRIBUTION REQUIREMENTS

In order to meet the qualification requirements of Code Section 403(b), all plans must meet the required mandatory distribution rules in Code
Section 401(a)(9).

Code Section 401(a)(9) states that a plan will not be qualified unless the entire interest of each employee is distributed to such employee not later than the "required beginning date" or over the life or life expectancy of such employee or over the lives or joint life expectancy of such employee and a designated Beneficiary. Generally, the "required beginning date" means April 1 of the calendar year following the calendar year in which the employee attains age 70 1/2.

If the employee dies before his/her entire interest has been distributed, the remaining interest must be paid out at least as rapidly as it was being paid out under the method of payment in effect at the time of death. If the employee dies before the distribution of his/her entire interest has begun, the entire interest must be distributed within five years after the employee's death or an annuity payable over no longer than life or life expectancy must be distributed to an electing designated Beneficiary starting within one year of the employee's death. A spousal designated Beneficiary may elect to defer distributions until the employee would have attained the age of 70
1/2.

ELIGIBLE ROLLOVERS AND OTHER ROLLOVERS

To the extent You are otherwise eligible for a distribution under this contract, and provided the distribution is an eligible rollover distribution, You may elect to have such distribution or a portion of it paid directly to an eligible retirement plan. You must specify the eligible retirement plan to which such distribution is to be paid in a form and at such time acceptable to Us. Such distribution shall be made in the form of a direct transfer to the eligible retirement plan so specified. Contract surrender penalties and/or market value adjustments may apply to all rollovers.

Previously taxed amounts in this contract are not eligible for rollover. Amounts that are rolled over are not taxed generally until later distributed. An eligible rollover distribution includes generally any taxable distribution or portion thereof from this contract except:

a. any distribution which is one of a series of substantially equal periodic payments made not less frequently than annually and made to You for life or life expectancy or to You and Your joint life beneficiary for joint lives or life expectancies, or for a specified period of 10 years or more, or

b. any distribution which is a required distribution as described above under "MANDATORY DISTRIBUTION REQUIREMENTS".

An eligible retirement plan includes an individual retirement annuity or account described in Code Section 408. It also includes a qualified annuity plan under Code Section 403(a) or a qualified trust under Code Section 401(a), or a tax sheltered annuity plan or arrangement under Code Section 403(b), provided they accept eligible rollovers and are defined contribution plans.

If You receive a distribution that is eligible for rollover but You receive the check directly, then mandatory income tax withholding will be taken from the distribution. You may roll over the balance to an individual retirement annuity or account within 60 days of receipt, and may make up the amount withheld from other sources in the rollover in order to roll over the maximum without possible early distribution tax penalty on the amount of the tax withholding.



ADMINISTRATIVE COMPLIANCE

If changes in the Code and related law, regulations and rulings require a distribution greater than described above in order to keep this annuity qualified under the Code, We will administer the contract in accordance with these laws, regulations and rulings. We will provide you with a revised rider describing any necessary changes, following all required regulatory approvals.



                                      THE TRAVELERS  LIFE AND ANNUITY COMPANY







                                                              Chairman

                  INDIVIDUAL RETIREMENT ANNUITY QUALIFICATION RIDER

As requested by the You, this contract is amended as follows to qualify as an Individual Retirement Annuity (IRA) under Section 408(b) of the Internal Revenue Code of 1986, as amended.

I.    EXCLUSIVE BENEFIT
      -----------------

This contract is established for the exclusive benefit of You or Your Beneficiaries.

II.   PROHIBITION OF ASSIGNMENT OR LOAN
      ---------------------------------

This contract shall not be pledged or otherwise encumbered and it shall not be sold, assigned or otherwise transferred to any person or entity other than Us. No loans shall be made under this contract.

III.  LIMITATION ON PURCHASE PAYMENTS
      -------------------------------

Notwithstanding the provisions of the contract and except in the case of a rollover contribution (as permitted by Section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) program as described in Section 408(k) of the Code, the total contributions shall not exceed the lesser of $2,000 or 100% of compensation for any taxable year.
In the case of a spousal IRA, the maximum contribution shall not exceed the lesser of $2,250 or 100% of compensation, but no more than $2,000 can be contributed to either spouse's IRA. In the case of a Simplified Employee Pension Plan qualifying under Section 408(k), the annual contribution under the contract may not exceed the lesser of $30,000 or 15% of compensation. No contribution will be accepted unless it is in cash.

The Purchase Payment under this contract is not fixed. Any refund of Purchase Payment (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund.

IV.  COMPENSATION
     ------------

Compensation means wages, salaries, professional fees, or other amounts derived from or received from personal service actually rendered (including, but not limited to, commissions) and includes earned income as defined in Code Section 401(c)(2). Compensation does not include amounts received as earnings or profits from property or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under Code Section 71 with respect to a divorce or separation instrument.

V.  DISTRIBUTION OF BENEFITS
    ------------------------

Notwithstanding any provision of this contract to the contrary, the distribution of an individual's interest shall be made in accordance with the minimum distribution requirements of Section 408(a)(6) or
Section 408(b)(3) of the Code and the regulations thereunder, including the incidental death benefit provisions of Section 1.401(a)(9)-2 of the proposed regulations, all of which are herein incorporated by reference.

Your entire interest in the account must be distributed, or begin to be distributed, by Your required beginning date, which is the April 1 following the calendar year in which You reach age 70 1/2. For each succeeding year, a distribution must be made on or before December
31. By the required beginning date You may elect to have the balance in the account distributed in one of the following forms:

1.   a single sum payment;

2.   equal or substantially equal payments over Your life;

3. equal or substantially equal payments over the lives of You and Your designated Beneficiary;

4. equal or substantially equal payments over a specified period that may not be longer than Your life expectancy;

5. equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor expectancy of You and Your designated Beneficiary.



Minimum Amounts to be Distributed.
- ----------------------------------

If Your interest is to be distributed in other than a lump sum or substantially equal amounts as discussed above, then the amount to be distributed each year, commencing at Your required beginning date, must be at least an amount equal to the quotient obtained by dividing Your entire interest by Your life expectancy or the joint and last survivor expectancy of You and Your designated Beneficiary.

Life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in section 1.72-9 of the Income Tax Regulations. For purposes of this computation, the Your life expectancy may be recalculated no more frequently than annually; however, the life expectancy of a nonspouse Beneficiary may not be recalculated.

If Your designated Beneficiary is not Your spouse, then the minimum amount required to be distributed shall be the greater of the amount determined above, or the amount determined under the incidental benefit rules set forth in Treasury Regulation Section 1.401(a)(9)-2.

VI.  DEATH
     -----

If You die before Your entire interest is distributed, the entire remaining interest will be distributed as follows:

   1. If You die on or after distributions have begun under the DISTRIBUTION OF BENEFITS section, the entire remaining interest must be distributed at least as rapidly as provided under the DISTRIBUTION OF BENEFITS section.

   2.   If You die before distributions have begun under the DISTRIBUTION
        OF BENEFITS section, the entire remaining interest must be distributed as elected by You, or, if You have not so elected, as elected by the Beneficiary or Beneficiaries, as follows:

         a. by December 31st of the year containing the fifth anniversary of Your death; or

         b. in equal or substantially equal payments over the life or life expectancy of the designated Beneficiary or Beneficiaries starting by December 31st of the year following the year of Your death. If, however, the Beneficiary is Your surviving spouse, then this distribution is not required to begin before December 31st of the year in which You would have turned 70 1/2.

If Your surviving spouse dies before distributions begin, he or she shall be treated as the IRA Contract Owner and the restrictions in the preceding paragraph shall apply.

Unless otherwise elected by You prior to the commencement of distributions under the DISTRIBUTION OF BENEFITS section or, if applicable, by the surviving spouse where You die before distributions have commenced, life expectancies of You or Your spousal Beneficiary shall be recalculated annually for purposes of distributions under the DISTRIBUTION OF BENEFITS section and the DEATH section. An election not to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a non-spouse Beneficiary shall not be recalculated.

VII.  ALTERNATIVE CALCULATION METHOD
      ------------------------------

An individual may satisfy the minimum distribution requirements under section 408(a)(6) and 408(b)(3) of the Code by receiving a distribution for one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the owner of two or more IRAs may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above.

VIII. NONFORFEITABLE
       --------------

Your entire interest in this contract is nonforfeitable.

IX.   NONTRANSFERABLE
      ---------------

This contract is not transferable.

X.    ROLLOVERS
      ---------
    A. Subject to subparagraphs (B) and (C) hereof, and the limitations stated in the contract, you may transfer to this contract your interest in any of the following:

        1. the entire amount, or any portion thereof, under any other individual retirement account or individual retirement annuity qualified under Section 408 of the Code;

        2. the entire amount, or any portion thereof, excluding nondeductible employee voluntary contributions, under a trust described in Section 401(a) of the Code which is exempt from tax under Section 501(a) of the Code or under a qualified annuity plan described in Section 403(a) of the Code.

        3. the entire amount or any portion thereof to which you are entitled under a tax sheltered annuity described in Section 403(b) of the Code, excluding nondedctible employee voluntary contributions.

        4. distributions You roll over from retirement plans or arrangements described in A.2. and A.3. above to this contract must be completed by means of a direct transfer or rollover in accordance with Code
           Section 401(a)(31) in order to avoid mandatory 20% income tax withholding from the distribution and a possible 10% additional tax penalty under Code Section 72(t). You may replace amounts withheld from other sources to complete the full rollover, but the 10% penalty may continue to be due, if you do not specify that the transfer of the distribution be conducted by direct transfer or rollover.

     B. You shall not make a rollover under subparagraph (A)(1) hereof during the 12 month period commencing on the date you last made a rollover contribution of the type described in subparagraph
         (A)(1).

     C. We must receive any amount which qualifies for a rollover within 60 days after You receive the distribution.

XI.   DISTRIBUTIONS PRIOR TO AGE 59 1/2
      ---------------------------------

      Except in the event of Your death, disability or attainment of age 59 1/2, We must receive from You a declaration of Your intention as to the disposition of the amounts distributed before making any distribution from this contract.

XII.  REPORTS
      -------

      As the issuer of this contract, We will furnish reports concerning the status of the annuity at least annually.

XIII. DISABILITY PAYMENTS
      -------------------

If the contract contains a Rider for waiver of premium and disability payment benefits, any disability payments provided for in the Contract Specifications will be applied as a purchase payment under the contract.

XIV.  AMENDMENT
      ---------

This contract may be amended by Us at any time to maintain its qualified status under Section 408(b) of the Code, following all required regulatory approvals. Any such amendment may be made retroactively effective if necessary or appropriate to conform to the requirements of the Code (or any State law granting IRA tax benefits.)



                                     THE TRAVELERS LIFE AND ANNUITY COMPANY







                                                          Chairman

DISTRIBUTION FROM A PENSION/PROFIT SHARING PLAN QUALIFICATION RIDER

The following conditions, restrictions and limitations apply to this contract if it has been issued as an annuity contract as described in Section 401(g) of the Internal Revenue Code.

OWNERSHIP - NON-TRANSFERABLE

You may not sell, assign, or discount this contract or pledge this contract as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person or organization other than Us; provided, however, the restrictions of this provision will not apply to the Trustee of any Trust described in Section 401(a) or the Administrator of any Annuity Plan described in Section 403(a) of the Code. This provision supersedes any provisions of the contract which may be inconsistent with it.

MANDATORY DISTRIBUTION RESTRICTIONS

In order to meet the qualification requirements of Code Section 401(a), all plans must meet the required mandatory distribution rules in Code Section 401(a)(9).

Code Section 401(a)(9) states that a plan will not be qualified unless the entire interest of each employee is distributed to such employee no later than the "required beginning date" or over no longer than the life or life expectancy of such employee or the lives or joint life expectancy of such employee and a designated Beneficiary. Generally, the "required beginning date" means April 1 of the calendar year following the calendar year in which the employee attains age 70 1/2.

If the employee dies before his/her entire interest has been distributed, the remaining interest must be paid out at least as rapidly as under the method of payment in effect at the time of death. If the employee dies before the distribution of his/her entire interest has begun, the entire interest must be distributed within five years after the employee's death or an annuity payable over no longer than life or life expectancy must be distributed to an electing designated Beneficiary starting within one year of the employee's death. A spousal designated Beneficiary may elect to defer distributions until the employee would have attained the age of 70 1/2.

ANNUITIES DISTRIBUTED UNDER QUALIFIED PLANS

If the applicant for this contract requested that it be issued to comply with
Section 401(a) of the Code, and this contract has subsequently been transferred to the Annuitant, the following conditions, restrictions and limitations apply to this contract in addition to the above.

Spousal Consent

Death Benefit - If the Annuitant dies while the contract continues and the Annuitant has a spouse at the time of the Annuitant's death, We will pay the death benefit to a person other than the spouse of the Annuitant only if proof of spousal consent, which meets the requirements of Section 417 of the Code, is furnished to Us.

If the Beneficiary is not the spouse and such spousal consent is not furnished, We will pay 50% of the death benefit to the spouse. We will pay the balance of the death benefit to the Beneficiary.

Cash Surrender - Before the due date of the first Annuity Payment, 1) if You do not have a spouse and without the consent of any Beneficiary unless irrevocably named; or, 2) if You do have a spouse then only with the written consent of Your spouse, as required by Section 417 of the Code; We will pay to You all or any portion of the Cash Surrender Value of the contract upon receipt of your Written Request for it.

Settlement Option - If the Annuitant is living on the Maturity Date, payment must be made in accordance with Option 4 under ANNUITY OPTIONS unless you elect another form of annuity option and furnish us a qualified election which meets the requirements of Section 417 of the Code.

                                       THE TRAVELERS LIFE AND ANNUITY COMPANY





                                                         Chairman